Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2023 FISCAL SECOND QUARTER
- Net Income of $54.8 million, or $1.99 Per Diluted Share -
- Reaffirms Fiscal Year 2023 EPS Guidance -
Sioux Falls, S.D., April 26, 2023 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $54.8 million, or $1.99 per share, for the three months ended March 31, 2023, compared to net income of $49.3 million, or $1.66 per share, for the three months ended March 31, 2022.
During the quarter, when adjusting for the adverse financial impacts related to legacy mobile solar transactions and a venture capital investment impairment expense, the Company recognized adjusted net income of $60.3 million, or $2.18 per share. For the same period of the prior year, the Company recognized adjusted net income of $52.0 million, or $1.75 per share when excluding the impact of rebranding and separation expenses. See non-GAAP reconciliation table below.
CEO Brett Pharr said, “Pathward generated solid results during the second quarter driven by the continued expansion of our net interest margin and higher non-interest income. We continue to benefit from servicing fee income on our off-balance deposits and see increases in the average yield on our interest-earnings assets as they reprice. We are very pleased that this year's tax season has performed above our initial expectations through the end of March. Based on these results, we are reaffirming our fiscal year 2023 GAAP earnings per diluted share guidance of $5.55 to $5.95, despite the $7.3 million adverse pre-tax impacts during the quarter.”
Company Highlights
•On April 5, 2023, Pathward®, N.A. announced it became Certified™ by Great Place to Work® for the first time. Great Place to Work holds itself out as the global authority on workplace culture, employee experience, and the leadership behaviors proven to deliver market-leading revenue, employee retention and increased innovation.
•On February 28, 2023, the Board of Directors (the "Board") of Pathward Financial appointed Christopher Perretta as a member of the Board.
Financial Highlights for the 2023 Fiscal Second Quarter
•Total revenue for the second quarter was $228.4 million, an increase of $34.9 million, or 18%, compared to the same quarter in fiscal 2022, driven by an increase in both noninterest income and net interest income.
•Net interest margin ("NIM") increased 132 basis points to 6.12% for the second quarter from 4.80% during the same period of last year primarily driven by an increase in loan and lease and investment securities yields.
•Total gross loans and leases at March 31, 2023 decreased $4.6 million to $3.73 billion, compared to March 31, 2022 and increased $215.9 million, or 6%, when compared to December 31, 2022. The decrease compared to the prior year quarter was primarily due to a reduction in consumer finance loans driven by the sale of the $81.5 million student loan portfolio during the fiscal 2022 fourth quarter and a reduction in warehouse finance loans, partially offset by growth in the commercial finance portfolio. The primary drivers for the increase on a linked quarter basis was growth in commercial finance and warehouse finance loans.

•During the 2023 fiscal second quarter, the Company recognized a total of $6.8 million in pre-tax adverse financial impacts attributable to the disposal or change in depreciable life of several mobile solar generators related to a single relationship. In fiscal year 2019, the business incurred a large impairment expense associated with one company with which it had legacy transactions that turned out to be fraudulent. At that time, the assets were written down to their market value and redeployed under an equipment lease agreement to new participants. Upon the return of the leased assets, the Company performed a due diligence assessment, which led to the determination to dispose certain generators based on their condition and adjust the depreciable life for the remaining generators to better reflect the service period based on market conditions and advancements in technology. This was an isolated event limited to this equipment and is not indicative of the remaining Rental Equipment portfolio. The remaining value of the generators on the balance sheet is $1.3 million.
•During the 2023 fiscal second quarter, the Company repurchased 1,172,700 shares of common stock at an average share price of $46.60. As of April 21, 2023, there are 2,468,283 shares available for repurchase under the common stock share repurchase program announced during the fourth quarter of fiscal year 2021.
•The Company reaffirms fiscal year 2023 GAAP earnings per share guidance and continues to expect it to be in the range of $5.55 to $5.95. See Outlook section and non-GAAP reconciliation table below.
Tax Season
For the six months ended March 31, 2023, total tax services product revenue was $72.4 million, an increase of 2% compared to the same period of the prior year. Total tax services product fee income, total tax services product expense, and net interest income on tax services loans all increased slightly compared to the prior year period.
Total tax services product income, net of losses and direct product expenses, decreased 14% to $29.7 million from $34.4 million, when comparing the first six months of fiscal 2023 to the same period of the prior fiscal year.
For the 2023 tax season, Pathward originated $1.46 billion in refund advance loans compared to $1.83 billion during the 2022 tax season. When excluding the two partners the Company did not renew after the 2022 tax season, loan originations increased $116.2 million this tax season compared to the previous year.
Net Interest Income
Net interest income for the second quarter of fiscal 2023 was $101.4 million, an increase of 21% from the same quarter in fiscal 2022. The increase was mainly attributable to increased yields and an improved earning asset mix.
The second quarter average outstanding balance of loans and leases decreased $230.5 million compared to the same quarter of the prior fiscal year, primarily due to a reduction in tax services loans, warehouse finance loans, and consumer finance loans, partially offset by an increase in commercial finance loans. The Company’s average interest-earning assets for the second fiscal quarter decreased by $364.5 million to $6.72 billion compared with the same quarter in fiscal 2022, primarily due to a reduction in cash balances as a result of elevated cash levels during the prior year period related to the Company's participation in government stimulus programs and a decrease in total investment balances. The decrease in cash and investment balances was partially offset by growth in commercial finance loans and leases.
Fiscal 2023 second quarter NIM increased to 6.12% from 4.80% in the second fiscal quarter of last year. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 145 basis points to 6.34% compared to the prior year quarter, primarily driven by an increase in loan and lease and investment securities yields, along with a decrease in cash balances. The yield on the loan and lease portfolio was 8.47% compared to 7.22% for the comparable period last year and the TEY on the securities portfolio was 2.89% compared to 1.83% over that same period.

The Company's cost of funds for all deposits and borrowings averaged 0.21% during the fiscal 2023 second quarter, as compared to 0.08% during the prior year quarter. The Company's overall cost of deposits was 0.13% in the fiscal second quarter of 2023, as compared to 0.01% during the prior year quarter.
Noninterest Income
Fiscal 2023 second quarter noninterest income increased to $127.0 million, compared to $109.8 million for the same period of the prior year. The increase was primarily attributable to increases in card and deposit fees, rental income, tax product fee income, and other income. The period-over-period increase was partially offset by reductions in gain (loss) on sale of other and gain on sale of investments.
Included in gain (loss) on sale of other during the quarter, was a $2.0 million loss on the disposal of mobile solar generators in connection with the aforementioned legacy solar transactions.
The increase in card and deposit fee income was primarily from servicing fee income on off-balance sheet deposits, which totaled $18.2 million during the 2023 fiscal second quarter, as compared to $12.9 million for the fiscal quarter ended December 31, 2022 and an insignificant amount for the fiscal quarter ended March 31, 2022.
Noninterest Expense
Noninterest expense increased 23% to $127.1 million for the fiscal 2023 second quarter, from $103.2 million for the same quarter last year. The increase was primarily attributable to increases in card processing expense, operating lease equipment depreciation, compensation expense, total tax services expense, and impairment expense. The period over period increase was partially offset by decreases in legal and consulting expense, amortization expense, and other expense. The increase in operating lease equipment depreciation was due to $4.8 million of accelerated depreciation on mobile solar generators in connection with the aforementioned legacy mobile solar transactions. During the second quarter of fiscal year 2023, the Company recognized $0.5 million of impairment expense related to an investment in its Pathward Venture Capital business.
The card processing expense increase was due to structured agreements with banking as a service ("BaaS") partners. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally this rate index averages between 50% to 85% of the Effective Federal Funds Rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 47% of the deposit portfolio was subject to these higher card processing expenses. For the fiscal quarter ended March 31, 2023, card processing expenses related to these structured agreements were $20.4 million, as compared to $14.0 million for the fiscal quarter ended December 31, 2022 and $0.2 million for the fiscal quarter ended March 31, 2022.
Income Tax Expense
The Company recorded an income tax expense of $9.2 million, representing an effective tax rate of 14.2%, for the fiscal 2023 second quarter, compared to income tax expense of $8.0 million, representing an effective tax rate of 13.8%, for the second quarter last fiscal year. The current quarter increase in income tax expense was primarily due to increased earnings.
The Company originated $18.1 million in solar leases during the fiscal 2023 second quarter, resulting in $4.9 million in total net investment tax credits. During the second quarter of fiscal 2022, the Company originated $1.3 million in solar leases resulting in $0.3 million in total net investment tax credits. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. For the six months ended March 31, 2023, the Company originated $29.5 million in solar leases, compared to $22.5 million for the comparable prior year period. The timing and impact of future solar tax credits are expected to vary from period to period, and the Company intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.

Outlook
The following forward-looking statements reflect the Company’s expectations as of the date of this release and are subject to substantial uncertainty. The Company's results may be materially affected by many factors, such as changes in economic conditions and customer demand, changes in interest rates, adverse developments in the financial services industry generally, inflation, uncertainty regarding the COVID-19 pandemic, and other factors detailed below under “Forward-looking Statements.” Because the Company’s reported GAAP results include certain income and expense items that are not expected to continue indefinitely and may include additional elements that the Company cannot currently predict, the Company is also providing guidance on a non-GAAP or “adjusted” basis.
The Company reaffirms fiscal year 2023 GAAP earnings per share guidance and continues to expect it to be in the range of $5.55 to $5.95. When adjusting for gain on sale of trademarks and rebrand related expenses, the Company expects fiscal year 2023 adjusted earnings per share to be in the range of $5.40 to $5.80. See non-GAAP reconciliation table below.
Investments, Loans and Leases

(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total investments	$1,864,276	$1,888,343	$1,924,551	$2,000,400	$2,090,765

Loans held for sale
Consumer credit products	24,780	17,148	21,071	23,710	23,670
SBA/USDA	—	—	—	43,861	7,740
Total loans held for sale	24,780	17,148	21,071	67,571	31,410

Term lending	1,235,453	1,160,100	1,090,289	1,047,764	1,111,076
Asset based lending	377,965	359,516	351,696	402,506	382,355
Factoring	338,884	338,594	372,595	408,777	394,865
Lease financing	170,645	189,868	210,692	218,789	235,397
Insurance premium finance	437,700	436,977	479,754	481,219	403,681
SBA/USDA	405,612	357,084	359,238	215,510	214,195
Other commercial finance	166,402	164,734	159,409	173,338	173,260
Commercial finance	3,132,661	3,006,873	3,023,673	2,947,903	2,914,829
Consumer credit products	120,739	130,750	144,353	152,106	171,847
Other consumer finance	27,909	56,180	25,306	107,135	111,922
Consumer finance	148,648	186,930	169,659	259,241	283,769
Tax services	61,553	30,364	9,098	41,627	85,999
Warehouse finance	377,036	279,899	326,850	434,748	441,496
Total loans and leases	3,719,898	3,504,066	3,529,280	3,683,519	3,726,093
Net deferred loan origination costs	5,718	5,664	7,025	5,047	4,097
Total gross loans and leases	3,725,616	3,509,730	3,536,305	3,688,566	3,730,190
Allowance for credit losses	(84,304)	(52,592)	(45,947)	(75,206)	(88,552)
Total loans and leases, net	$3,641,312	$3,457,138	$3,490,358	$3,613,360	$3,641,638
The Company's investment security balances at March 31, 2023 totaled $1.86 billion, as compared to $1.89 billion at December 31, 2022 and $2.09 billion at March 31, 2022.

Total gross loans and leases totaled $3.73 billion at March 31, 2023, as compared to $3.51 billion at December 31, 2022 and $3.73 billion at March 31, 2022. The primary driver for the increase on a linked quarter basis was due to increases in commercial finance, warehouse finance, and the seasonal tax services portfolio, partially offset by a decrease in the consumer finance portfolio. The year-over-year decrease was primarily due a reduction in consumer finance loans driven by the sale of the student loan portfolio during the fiscal 2022 fourth quarter, a reduction in warehouse finance loans, and a reduction in seasonal tax services loans, partially offset by growth in our commercial finance portfolio.
Commercial finance loans, which comprised 84% of the Company's gross loan and lease portfolio, totaled $3.13 billion at March 31, 2023, reflecting an increase of $125.8 million, or 4%, from December 31, 2022 and an increase of $217.8 million, or 7%, from March 31, 2022.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $84.3 million at March 31, 2023, an increase compared to $52.6 million at December 31, 2022 and a decrease from $88.6 million at March 31, 2022. The increase in the ACL at March 31, 2023, when compared to December 31, 2022, was primarily due to a $32.5 million increase in the allowance related to the seasonal tax services portfolio, partially offset by a $0.9 million decrease in the allowance related to the commercial finance portfolio.
The $4.2 million year-over-year decrease in the ACL was primarily driven by a $6.0 million decrease in the allowance related to the consumer finance portfolio and a $0.5 million decrease in the allowance related to the commercial finance portfolio, partially offset by a $2.3 million increase in the allowance related to the seasonal tax services portfolio. The year-over-year decrease in the allowance related to the consumer finance portfolio was primarily attributable to the sale of the student loan portfolio during the fourth quarter of fiscal 2022.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Commercial finance	1.53%	1.62%	1.46%	1.56%	1.66%
Consumer finance	1.99%	1.54%	0.86%	2.44%	3.18%
Tax services	53.77%	2.01%	0.05%	54.29%	35.76%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	2.27%	1.50%	1.30%	2.04%	2.38%
Total loans and leases excluding tax services	1.40%	1.50%	1.30%	1.44%	1.59%

The Company's ACL as a percentage of total loans and leases increased to 2.27% at March 31, 2023 from 1.50% at December 31, 2022. The increase in the total loans and leases coverage ratio was primarily driven by the seasonal tax services portfolio, and to a lesser extent the consumer finance portfolio. The increase in the consumer finance was related to seasonal activity. The Company expects to continue to diligently monitor the ACL and adjust as necessary in future periods to maintain an appropriate and supportable level.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Six Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023	March 31, 2022
Beginning balance	$52,592	$45,947	$67,623	$45,947	$68,281
Provision (reversal of) - tax services loans	31,422	1,637	28,972	33,059	28,259
Provision (reversal of) - all other loans and leases	5,264	8,226	3,183	13,490	4,368
Charge-offs - tax services loans	—	(1,731)	—	(1,731)	(254)
Charge-offs - all other loans and leases	(6,625)	(2,708)	(12,415)	(9,334)	(17,021)
Recoveries - tax services loans	1,063	698	184	1,761	2,750
Recoveries - all other loans and leases	588	523	1,005	1,112	2,169
Ending balance	$84,304	$52,592	$88,552	$84,304	$88,552
The Company recognized a provision for credit losses of $36.8 million for the quarter ended March 31, 2023, compared to $32.3 million of provision for credit losses expense for the comparable period in the prior fiscal year. The increase in provision for credit losses during the current quarter compared to the prior year period was primarily driven by increases in the commercial finance portfolio and the seasonal tax services portfolio. Net charge-offs were $5.0 million for the quarter ended March 31, 2023, compared to $11.2 million for the quarter ended March 31, 2022. Net charge-offs attributable to the commercial finance and consumer finance portfolios for the current quarter were $5.9 million and $0.2 million, respectively, while a recovery of $1.1 million was recognized in the tax services portfolio.
The Company's past due loans and leases were as follows for the periods presented.

As of March 31, 2023	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$24,780	$24,780	$—	$—	$—

Commercial finance	34,065	4,159	11,125	49,349	3,083,312	3,132,661	5,724	19,585	25,309
Consumer finance	3,261	3,857	3,217	10,335	138,313	148,648	3,217	—	3,217
Tax services	639	—	—	639	60,914	61,553	—	—	—
Warehouse finance	—	—	—	—	377,036	377,036	—	—	—
Total loans and leases held for investment	37,965	8,016	14,342	60,323	3,659,575	3,719,898	8,941	19,585	28,526

Total loans and leases	$37,965	$8,016	$14,342	$60,323	$3,684,355	$3,744,678	$8,941	$19,585	$28,526

As of December 31, 2022	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$17,148	$17,148	$—	$—	$—

Commercial finance	19,974	11,729	17,280	48,983	2,957,890	3,006,873	13,281	25,077	38,358
Consumer finance	2,757	2,533	2,493	7,783	179,147	186,930	2,493	—	2,493
Tax services	—	—	—	—	30,364	30,364	—	—	—
Warehouse finance	—	—	—	—	279,899	279,899	—	—	—
Total loans and leases held for investment	22,731	14,262	19,773	56,766	3,447,300	3,504,066	15,774	25,077	40,851

Total loans and leases	$22,731	$14,262	$19,773	$56,766	$3,464,448	$3,521,214	$15,774	$25,077	$40,851
The Company's nonperforming assets at March 31, 2023 were $30.1 million, representing 0.44% of total assets, compared to $45.0 million, or 0.68% of total assets at December 31, 2022 and $38.3 million, or 0.56% of total assets at March 31, 2022.
The Company's nonperforming loans and leases at March 31, 2023, were $28.5 million, representing 0.76% of total gross loans and leases, compared to $40.9 million, or 1.16% of total gross loans and leases at December 31, 2022 and $35.8 million, or 0.95% of total gross loans and leases at March 31, 2022.
The decrease in the nonperforming assets as a percentage of total assets at March 31, 2023 compared to December 31, 2022, was driven by a decrease in nonperforming loans in the commercial finance portfolio, primarily due to one sizable relationship becoming current and a partial charge-off and pay down of another lending relationship during the period. The decrease was partially offset by an increase in nonperforming loans in the consumer finance portfolio. When comparing the current period to the same period of the prior year, the decrease in nonperforming assets was due to a decrease in nonperforming loans in the commercial finance and consumer finance portfolios.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of March 31, 2023
Commercial finance	$2,405,837	$426,543	$64,560	$230,029	$5,692	$3,132,661
Warehouse finance	377,036	—	—	—	—	377,036
Total loans and leases	$2,782,873	$426,543	$64,560	$230,029	$5,692	$3,509,697

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of December 31, 2022
Commercial finance	$2,277,687	$441,453	$84,445	$199,401	$3,887	$3,006,873
Warehouse finance	279,899	—	—	—	—	279,899
Total loans and leases	$2,557,586	$441,453	$84,445	$199,401	$3,887	$3,286,772

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2023 second quarter decreased by $292.8 million to $6.39 billion compared to the same period in fiscal 2022. The decrease in average deposits was primarily due to decreases in noninterest bearing deposits and savings deposits, partially offset by an increase in money market deposits and wholesale deposits. Prior period deposit balances were elevated due to the Company's participation in government stimulus programs.
The average balance of total deposits and interest-bearing liabilities was $6.47 billion for the three-month period ended March 31, 2023, compared to $6.87 billion for the same period in the prior fiscal year, representing a decrease of 6%.
Total end-of-period deposits increased 1% to $5.90 billion at March 31, 2023, compared to $5.83 billion at March 31, 2022. The increase in end-of-period deposits was primarily driven by increases in noninterest-bearing deposits of $72.3 million and money market deposits of $25.0 million, partially offset by decreases in savings deposits of $18.4 million, wholesale deposits of $3.5 million, and savings deposits of $2.6 million.
As of March 31, 2023, the Company had $1.0 billion in deposits related to government stimulus programs. Of the total amount of government stimulus program deposits, $359.2 million are on activated cards while $645.1 million are on inactivated cards. These card balances are expected to decrease by approximately $500 million over the next 18 months as recipients continue to spend them and the Company begins to return unclaimed balances to the U.S. Treasury.
As of March 31, 2023, the Company managed $1.96 billion of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with excess deposits that can earn record keeping service fee income, typically reflective of the EFFR.
Approximately 47% of the deposit balances at March 31, 2023 are subject to variable card processing expenses that are derived from the terms of contractual agreements with certain BaaS partners. These agreements are tied to a portion of a rate index, typically the EFFR.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at March 31, 2023, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. The decrease in Tier 1 leverage capital ratio for the period is the result of higher quarterly average assets related to its seasonal tax business. The Bank Tier 1 leverage capital ratio using end of period assets of 8.32% better reflects the expected capital position post tax season. See non-GAAP reconciliation table below. Regulatory Capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow. The Company does not intend to sell these securities, or recognize the unrealized losses on its income statement, to fund future loan growth.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	March 31, 2023(1)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Company
Tier 1 leverage capital ratio	7.53%	8.37%	8.10%	8.23%	6.80%
Common equity Tier 1 capital ratio	12.05%	12.31%	12.07%	11.87%	11.26%
Tier 1 capital ratio	12.35%	12.63%	12.39%	12.19%	11.58%
Total capital ratio	14.06%	14.29%	13.88%	13.44%	14.16%
Bank
Tier 1 leverage ratio	7.79%	8.68%	8.19%	8.22%	7.79%
Common equity Tier 1 capital ratio	12.77%	13.09%	12.55%	12.17%	13.26%
Tier 1 capital ratio	12.77%	13.09%	12.55%	12.18%	13.26%
Total capital ratio	14.03%	14.29%	13.57%	13.43%	14.52%
(1) March 31, 2023 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total stockholders' equity	$673,244	$659,133	$645,140	$724,774	$763,406
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	298,390	298,788	299,186	299,616	299,983
LESS: Certain other intangible assets	23,553	25,053	26,406	27,809	30,007
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	13,219	16,641	17,968	11,978	13,404
LESS: Net unrealized gains (losses) on available for sale securities	(186,796)	(200,597)	(211,600)	(131,352)	(69,838)
LESS: Noncontrolling interest	(551)	(207)	(30)	665	322
ADD: Adoption of Accounting Standards Update 2016-13	2,017	2,017	2,689	10,011	13,387
Common Equity Tier 1(1)	527,446	521,472	515,899	526,069	502,915
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(404)	(138)	(20)	377	208
Total Tier 1 capital	540,703	534,995	529,540	540,107	516,784
Allowance for credit losses	55,058	50,853	43,623	55,506	56,051
Subordinated debentures, net of issuance costs	19,540	19,521	20,000	—	59,256
Total capital	$615,301	$650,369	$593,163	$595,613	$632,091
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total stockholders' equity	$673,244	$659,133	$645,140	$724,774	$763,406
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	22,998	24,433	25,691	27,088	29,290
Tangible common equity	340,741	325,195	309,944	388,181	424,611
Less: AOCI	(187,829)	(201,690)	(213,080)	(131,407)	(69,374)
Tangible common equity excluding AOCI	$528,570	$526,885	$523,024	$519,588	$493,985

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, April 26, 2023. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 (International: +1-929-526-1599) approximately 10 minutes prior to start time and reference access code 909186. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

About Pathward Financial, Inc.
Pathward Financial, Inc.(Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Investor Relations
877-497-7497
InvestorRelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results including our earnings per share guidance and related performance expectations; the impact of measures expected to increase efficiencies or reduce expenses; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflict between Russia and Ukraine; our ability to achieve brand recognition for the Bank equal to or greater than we enjoyed for MetaBank; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate; changes in tax laws; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as the recent bank failures; inflation, market, and monetary fluctuations; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2022, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
ASSETS
Cash and cash equivalents	$432,598	$369,169	$388,038	$157,260	$237,680
Securities available for sale, at fair value	1,825,563	1,847,778	1,882,869	1,956,523	2,043,478
Securities held to maturity, at amortized cost	38,713	40,565	41,682	43,877	47,287
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	29,387	28,812	28,812	28,812	28,812
Loans held for sale	24,780	17,148	21,071	67,571	31,410
Loans and leases	3,725,616	3,509,730	3,536,305	3,688,566	3,730,190
Allowance for credit losses	(84,304)	(52,592)	(45,947)	(75,206)	(88,552)
Accrued interest receivable	22,434	20,170	17,979	16,818	19,115
Premises, furniture, and equipment, net	39,735	41,029	41,710	42,076	43,167
Rental equipment, net	210,844	231,129	204,371	222,023	213,033
Goodwill and intangible assets	332,503	333,938	335,196	336,593	338,795
Other assets	270,387	272,349	295,324	243,265	242,824
Total assets	$6,868,256	$6,659,225	$6,747,410	$6,728,178	$6,887,239

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,902,696	5,789,132	5,866,037	5,710,799	5,829,886
Short-term borrowings	43,000	—	—	—	—
Long-term borrowings	34,543	34,977	36,028	16,616	91,386
Accrued expenses and other liabilities	214,773	175,983	200,205	275,989	202,561
Total liabilities	6,195,012	6,000,092	6,102,270	6,003,404	6,123,833

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	271	282	288	294	294
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	623,250	620,681	617,403	615,159	612,917
Retained earnings	245,046	246,891	245,394	244,686	223,760
Accumulated other comprehensive loss	(187,829)	(201,690)	(213,080)	(131,407)	(69,374)
Treasury stock, at cost	(6,943)	(6,824)	(4,835)	(4,623)	(4,513)
Total equity attributable to parent	673,795	659,340	645,170	724,109	763,084
Noncontrolling interest	(551)	(207)	(30)	665	322
Total stockholders’ equity	673,244	659,133	645,140	724,774	763,406
Total liabilities and stockholders’ equity	$6,868,256	$6,659,225	$6,747,410	$6,728,178	$6,887,239

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023	March 31, 2022
Interest and dividend income:
Loans and leases, including fees	$83,879	$68,396	$75,540	$152,275	$140,575
Mortgage-backed securities	10,326	10,412	5,446	20,738	9,310
Other investments	10,482	6,252	4,191	16,734	8,183
	104,687	85,060	85,177	189,747	158,068
Interest expense:
Deposits	2,096	142	165	2,238	306
FHLB advances and other borrowings	1,186	861	1,212	2,047	2,349
	3,282	1,003	1,377	4,285	2,655

Net interest income	101,405	84,057	83,800	185,462	155,413

Provision for credit losses	36,763	9,776	32,302	46,539	32,488

Net interest income after provision for credit losses	64,642	74,281	51,498	138,923	122,925

Noninterest income:
Refund transfer product fees	30,205	677	27,805	30,882	28,384
Refund advance fee income	37,995	617	39,299	38,612	40,532
Card and deposit fees	42,087	37,718	26,520	79,805	51,889
Rental income	12,940	12,708	11,375	25,648	22,452
Gain (loss) on sale of securities	82	—	260	82	397
Gain on sale of trademarks	—	10,000	—	10,000	50,000
Gain (loss) on sale of other	(748)	502	626	(246)	(2,839)
Other income	4,477	3,555	3,881	8,032	5,542
Total noninterest income	127,038	65,777	109,766	192,815	196,357

Noninterest expense:
Compensation and benefits	47,547	43,017	45,047	90,564	83,272
Refund transfer product expense	7,863	105	6,260	7,968	6,398
Refund advance expense	1,603	27	2,002	1,630	2,185
Card processing	26,924	22,683	7,457	49,607	14,629
Occupancy and equipment expense	8,510	8,312	8,500	16,822	16,849
Operating lease equipment depreciation	14,719	9,628	8,737	24,347	17,185
Legal and consulting	4,921	9,459	9,347	14,380	15,555
Intangible amortization	1,435	1,258	2,169	2,693	3,657
Impairment expense	500	24	—	524	—
Other expense	13,114	10,546	13,641	23,660	25,866
Total noninterest expense	127,136	105,059	103,160	232,195	185,596

Income before income tax expense	64,544	34,999	58,104	99,543	133,686

Income tax expense (benefit)	9,176	6,577	8,002	15,753	22,278

Net income before noncontrolling interest	55,368	28,422	50,102	83,790	111,408
Net income (loss) attributable to noncontrolling interest	597	580	851	1,177	833
Net income attributable to parent	$54,771	$27,842	$49,251	$82,613	$110,575

Less: Allocation of Earnings to participating securities(1)	839	402	815	1,228	1,773
Net income attributable to common shareholders(1)	53,932	27,440	48,436	81,382	108,802
Earnings per common share:
Basic	$1.99	$0.98	$1.66	$2.95	$3.66
Diluted	$1.99	$0.98	$1.66	$2.95	$3.66
Shares used in computing earnings per common share:
Basic	27,078,048	28,024,541	29,212,301	27,555,197	29,731,797
Diluted	27,169,569	28,086,823	29,224,362	27,632,737	29,748,832
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended March 31,	2023			2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$564,656	$5,843	4.20%	$810,857	$721	0.36%
Mortgage-backed securities	1,549,240	10,326	2.70%	1,184,377	5,446	1.86%
Tax exempt investment securities	149,912	990	3.39%	189,213	903	2.45%
Asset-backed securities	141,968	1,273	3.64%	370,671	1,142	1.25%
Other investment securities	298,030	2,376	3.23%	282,655	1,425	2.05%
Total investments	2,139,150	14,965	2.89%	2,026,916	8,916	1.83%
Commercial finance	3,056,293	60,765	8.06%	2,852,147	48,872	6.95%
Consumer finance	187,826	6,301	13.60%	331,033	7,892	9.67%
Tax services	448,659	10,555	9.54%	594,166	11,599	7.92%
Warehouse finance	321,334	6,258	7.90%	467,298	7,177	6.23%
Total loans and leases	4,014,112	83,879	8.47%	4,244,644	75,540	7.22%
Total interest-earning assets	$6,717,918	$104,687	6.34%	$7,082,417	$85,177	4.89%
Noninterest-earning assets	612,020			814,151
Total assets	$7,329,938			$7,896,568

Interest-bearing liabilities:
Interest-bearing checking	$267	$—	0.33%	$289	$—	0.32%
Savings	70,024	6	0.03%	82,902	6	0.03%
Money markets	125,193	71	0.23%	102,473	53	0.21%
Time deposits	6,948	2	0.11%	8,682	10	0.49%
Wholesale deposits	186,421	2,017	4.39%	173,493	96	0.22%
Total interest-bearing deposits	388,853	2,096	2.19%	367,839	165	0.18%
Overnight fed funds purchased	46,735	543	4.71%	95,700	62	0.26%
Subordinated debentures	19,523	354	7.34%	74,040	1,002	5.49%
Other borrowings	15,283	289	7.68%	17,874	148	3.35%
Total borrowings	81,541	1,186	5.90%	187,614	1,212	2.62%
Total interest-bearing liabilities	470,394	3,282	2.83%	555,453	1,377	1.01%
Noninterest-bearing deposits	5,997,739	—	—%	6,311,583	—	—%
Total deposits and interest-bearing liabilities	$6,468,133	$3,282	0.21%	$6,867,036	$1,377	0.08%
Other noninterest-bearing liabilities	191,360			213,982
Total liabilities	6,659,493			7,081,018
Shareholders' equity	670,445			815,550
Total liabilities and shareholders' equity	$7,329,938			$7,896,568
Net interest income and net interest rate spread including noninterest-bearing deposits		$101,405	6.13%		$83,800	4.81%

Net interest margin			6.12%			4.80%
Tax-equivalent effect			0.02%			0.01%
Net interest margin, tax-equivalent(2)			6.14%			4.81%
(1) Tax rate used to arrive at the TEY for the three months ended March 31, 2023 and 2022 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Equity to total assets	9.80%	9.90%	9.56%	10.77%	11.08%
Book value per common share outstanding	$24.88	$23.36	$22.41	$24.69	$26.00
Tangible book value per common share outstanding	$12.59	$11.53	$10.77	$13.22	$14.46
Tangible book value per common share outstanding excluding AOCI	$19.54	$18.68	$18.17	$17.70	$16.82
Common shares outstanding	27,055,727	28,211,239	28,788,124	29,356,707	29,362,844
Nonperforming assets to total assets	0.44%	0.68%	0.46%	0.40%	0.56%
Nonperforming loans and leases to total loans and leases	0.76%	1.16%	0.82%	0.71%	0.95%
Net interest margin	6.12%	5.62%	5.21%	4.76%	4.80%
Net interest margin, tax-equivalent	6.14%	5.64%	5.23%	4.77%	4.81%
Return on average assets	2.99%	1.71%	1.39%	1.32%	2.49%
Return on average equity	32.68%	17.18%	12.82%	11.93%	24.16%
Full-time equivalent employees	1,164	1,150	1,141	1,178	1,167

Non-GAAP Reconciliations

Adjusted Net Income and Adjusted Earnings Per Share	At and For the Three Months Ended			At and For the Six Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023	March 31, 2022
Net Income - GAAP	$54,771	$27,842	$49,251	$82,613	$110,575
Less: Gain on sale of trademarks	—	10,000	—	10,000	50,000
Less: Loss on disposal of certain mobile solar generators	(1,993)	—	—	(1,993)	—
Add: Accelerated depreciation on certain mobile solar generators	4,822	—	—	4,822	—
Add: Rebranding expenses	—	3,737	2,819	3,737	2,822
Add: Separation related expenses	—	11	878	11	965
Add: Impairment on Venture Capital investments	500	—	—	500	—
Add: Income tax effect resulting from the above listed items	(1,829)	1,575	(930)	(253)	11,641
Adjusted net income	$60,257	$23,165	$52,018	$83,423	$76,002
Less: Adjusted allocation of earnings to participating securities	923	335	861	1,241	1,218
Adjusted Net income attributable to common shareholders	59,334	22,830	51,157	82,182	74,784
Weighted average diluted common shares outstanding	27,169,569	28,086,823	29,224,362	27,632,737	29,748,832
Adjusted earnings per common share - diluted	$2.18	$0.81	$1.75	$2.97	$2.51

Adjusted Diluted Earnings Per Share Guidance
(Earnings per share amounts)	Fiscal Year Ended 2023 (Guidance)
Diluted earnings per share - GAAP	$5.55 - $5.95
Less: Net extraordinary items, net of tax(1)	$0.15
Diluted earnings per share - Adjusted	$5.40 - $5.80
(1) Includes gain on sale of trademarks and rebranding-related expenses.

Pathward, N.A. Period-end Tier 1 Leverage
(Dollars in thousands)	March 31, 2023
Total stockholders' equity	$705,060
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	298,390
LESS: Certain other intangible assets	23,553
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	13,219
LESS: Net unrealized gains (losses) on available for sale securities	(186,796)
LESS: Noncontrolling interest	(551)
ADD: Adoption of Accounting Standards Update 2016-13	2,017
Common Equity Tier 1	559,262
Tier 1 minority interest not included in common equity Tier 1 capital	—
Total Tier 1 capital	$559,262

Total Assets (Quarter Average)	$7,331,497
ADD: Available for sale securities amortized cost	244,799
ADD: Deferred tax	(61,665)
ADD: Adoption of Accounting Standards Updated 2016-13	2,017
LESS: Deductions from CET1	335,162
Adjusted total assets	$7,181,486
Pathward, N.A. Regulatory Tier 1 Leverage	7.79%

Total Assets (Period End)	$6,869,121
ADD: Available for sale securities amortized cost	249,694
ADD: Deferred tax	(62,898)
ADD: Adoption of Accounting Standards Updated 2016-13	2,017
LESS: Deductions from CET1	335,162
Adjusted total assets	$6,722,772
Pathward, N.A. Period-end Tier 1 Leverage	8.32%